                                                                     EXHIBIT 5.1

                                         Morgan, Lewis & Bockius LLP

2000 One Logan Square
Philadelphia, Pennsylvania 19103-6993
(215) 963-5000 (telephone)
(215) 963-5299 (facsimile)


July 24, 1998

CDnow, Inc.
Jenkins Court, Suite 300
610 Old York Road
Jenkintown, PA 19046

Re:  CDnow, Inc. -- Registration Statement on Form S-1 (No. 333-52367)
     -----------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to CDnow, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), relating to the offering of up to 1,330,000 shares of the Company's common stock, no par value (the "Common Shares"), of which 1,250,000 shares of authorized but unissued Common Shares are being sold by the Company and 80,000 shares of presently issued and outstanding Common Shares are being sold by a selling shareholder named in the Registration Statement (the "Selling Shareholder"). The Registration Statement also relates to 199,500 shares of authorized but unissued Common Shares that may be sold by the Company upon exercise of the Underwriter's over-allotment option pursuant to the terms of the Underwriting Agreement.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) a draft of the Underwriting Agreement pertaining to the proposed offering subject to the Registration Statement; and (f) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

     1. the Common Shares to be issued by the Company to the Underwriter as described in the Registration Statement, when and to the extent purchased by the Underwriter in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

     2. the Common Shares to be sold by the Selling Shareholder to the Underwriter as described in the Registration Statement have been legally issued and are fully paid and non-assessable.

Our opinions set forth above are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP